Amendment No. 1 to
                                                          SEC File No. 70-9327


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U-l

                                   APPLICATION

                                      UNDER

            THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")


                  PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                              2800 Pottsville Pike
                           Reading, Pennsylvania 19605
               (Name of company filing this statement and address
                         of principal executive office)



                                GPU, INC. ("GPU")
         (Name of top registered holding company parent of applicant)

Terrance G. Howson,                     Douglas E. Davidson, Esq.
Vice President and Treasurer            Berlack, Israels & Liberman LLP
Mary A. Nalewako, Secretary             120 West 45th Street
Michael J. Connolly,                    New York, New York 10036
Assistant General Counsel
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07962

Scott L. Guibord, Secretary             Robert C. Gerlach, Esq.
Pennsylvania Electric Company           Ballard Spahr Andrews &
2800 Pottsville Pike                    Ingersoll, LLP
Reading, Pennsylvania  19605            1735 Market Street - 51st Floor
                                        Philadelphia, Pennsylvania
19103-7599



                 (Names and addresses of agents for service)

            Penelec hereby amends its Application on Form U-1, docketed in SEC File No. 70-9327, as follows:

            1. By amending Item 2 thereof to read in its entirety as follows:

ITEM 2.   FEES, COMMISSIONS AND EXPENSES.

                  The estimated fees, commission and expenses to be incurred in connection herewith are as follows:

      Securities and Exchange Commission
           Registration Fee.................................      $213,875
      NYSE Listing Fee......................................      $ 50,000
      Blue Sky Fees.........................................      $  5,000
      Accountants' Fees and Expenses........................      $ 25,000
      Company Counsel's Fees and Expenses...................      $300,000
      Trustees' Fees and Expenses, including Counsel
           and Authentication Fees..........................      $ 30,000
      Printing of Registration Statement, Prospectus,
           Prospectus Supplements, Supplemental
           Indentures, etc..................................      $ 25,000
      Rating Agencies' Fees.................................      $ 50,000
      Miscellaneous.........................................      $ 41,125

     Total Expenses.........................................      $740,000



            2. By deleting Exhibits A-1 through A-9 from Item 6(a) thereof.

            3. By redesignating and filing the following exhibits in Item 6(a) thereof:

                   A-1  -     Certificate of  Incorporation  of Investment Sub
                              --  Incorporated  by  reference  to Exhibit 3-C,
                              Registration   Statement   on  Form   S-3,   SEC
                              Registration  Nos.  333-62295,  333-62295-01 and
                              333-62295-02.

                   A-2 - By-Laws of Investment Sub -- Incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.


                  A-3 - Certificate of Limited Partnership of Penelec Capital II, L.P. Incorporated by reference to
                              Exhibit 3E, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and
                              333-62295-02.


                   A-4  -     Form  of  Limited   Partnership   Agreement   of
                              Penelec  Capital  II, L.P.  --  Incorporated  by
                              reference   to   Exhibit    3-F,    Registration
                              Statement  on Form S-3,  SEC  Registration  Nos.
                              333-62295, 333-62295-01 and 333-62295-02.

                   A-5  -     Form   of   Amended   and    Restated    Limited
                              Partnership  Agreement  of Penelec  Capital  II,
                              L.P. --  Incorporated  by  reference  to Exhibit
                              3-G,  Registration  Statement  on Form S-3,  SEC
                              Registration  Nos.  333-62295,  333-62295-01 and
                              333-62295-02.

                  A-6 - Form of Action Creating Series A Preferred Securities -- Incorporated by reference to Exhibit 3-H, Registration Statement on Form S-3, SEC
                              Registration  Nos.  333-62295,   333-62295-01  and
                              333-62295-02.

                  A-7 - Form of Declaration of Trust of Penelec Capital Trust -- Incorporated by reference to Exhibit 4-J, Registration Statement on Form S-3, SEC
                              Registration  Nos.  333-62295,   333-62295-01  and
                              333-62295-02.

                  A-8 - Form of Trust Agreement of Penelec Capital Trust -- Incorporated by reference to Exhibit 4-K, Registration Statement on Form S-3, SEC
                              Registration  Nos.  333-62295,   333-62295-01  and
                              333-62295-02.

                  A-9 - Form of Amended and Restated Trust Agreement of Penelec Capital Trust -- Incorporated by reference to Exhibit 4-L, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01
                              and 333-62295-02.

                  A-10 - Form of Trust Securities Certificate of Penelec Capital Trust -- Incorporated by reference to
                              Exhibit 4-M, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and
                              333-62295-02.


                  A-11        - Form   of   Penelec    Subordinated    Debenture
                              Indenture  -   Incorporated   by   reference  to
                              Exhibit  4-A,  Registration  Statement  on  Form
                              S-3,   SEC    Registration    Nos.    333-62295,
                              333-62295-01 and 333-62295-02.


                  A-12 - Form of Subordinated Debenture instrument -- incorporated by reference to Exhibit A-11.

                  B-1         - Form of Guaranty -- Incorporated by reference to
                              Exhibit 4-I, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and
                              333-62295-02.


                  B-2   -     Form of  Underwriting  Agreement  -- to be filed
                              by Form 8-K.

                  C - Registration Statement on Form S-3 under the Securities Act of 1933 relating to the various securities which are the subject hereof and all amendments and exhibits thereto -- Incorporated by reference to SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

                  D-1   -     Copy  of   Securities   Certificate   filed   by
                              Penelec  with  the  PaPUC  with  respect  to the
                              issuance   of   Subordinated    Debentures   and
                              Guaranties.

                  D-2   -     Copy of Application under Section  1102(a)(4) of
                              the Code filed with the PaPUC.

                  D-3   -     Copy  of  PaPUC  Order  registering   Penelec's
                              Securities    Certificate    and   approving   the
                              Application under Section 1102(a)(4) of the Code.

                  E     -     Not Applicable.

                  F-l   -     Opinion of Berlack, Israels & Liberman LLP.

                  F-2   -     Opinion of Ballard  Spahr  Andrews &  Ingersoll,
                              LLP.

                  F-3   -     Opinion of Richards, Layton & Finger P.A.

                                    SIGNATURE


      PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANY HAS DULY CAUSED THIS STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                     PENNSYLVANIA ELECTRIC COMPANY




                                    By:   /s/ T. G. Howson
                                        ------------------------------
                                          T. G. Howson,
                                          Vice President and Treasurer

Dated:   November 24, 1998